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                                                         CONFORMED VERSION

                               PURCHASE AGREEMENT

             PURCHASE AGREEMENT, dated as of July 5, 2000 (this "Agreement"), among Transmission Future Networks B.V., a company incorporated under the laws of the Netherlands ("Counterparty"), France Telecom S.A., a company incorporated under the laws of France ("FT"), and Salomon Brothers International Limited, a company incorporated under the laws of England and Wales ("Salomon").

             WHEREAS, Counterparty has agreed, pursuant to the Disposition Agreement (as defined below), to sell certain shares of the common stock, par value $0.01 per share (the "Common Shares"), of Crown Castle International Corp., a Delaware corporation ("Crown Castle"), to one or more financial institutions; and

             WHEREAS, Counterparty wishes to sell such securities to Salomon, and Salomon is willing to purchase such securities, in each case on the terms and conditions set forth herein.

             NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

             Section 1. Definitions; Interpretation.

             (a) As used herein, the following terms shall have the indicated meanings:

             "Affiliate" means, with respect to a person, a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such person. For this purpose, "control" means, with respect to a person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

             "Aggregate Purchase Price" means $504,835,776.

             "Business Day" means a day (other than a Saturday or a Sunday) on which commercial banks generally are open for business in London and New York.

             "Common Shares" has the meaning set forth in the first Whereas clause.

             "Crown Castle" has the meaning set forth in the first Whereas clause.

             "Disposition Agreement" means the Disposition Agreement, dated as of May 17, 2000, between Crown Castle, Crown Castle UK Holdings Limited, FT, Telediffusion de France International S.A., Counterparty, and the financial institutions party thereto, as amended and supplemented on June 5, 2000 and from time to time.

             "Encumbrance" means any pledge, hypothecation, assignment, lien, restriction (other than a Transfer Restriction), charge, claim, security interest, option, preference, priority or other preferential arrangement of any kind or nature whatsoever.

             "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

             "FT Group" means FT and its Affiliates (including, without limitation, Counterparty).


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             "Governmental Entity" means any U.S., state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

             "Letter of Undertakings" means the letter agreement, published May 10, 2000, between FT and the United Kingdom Secretary of State for Trade and Industry, with respect to the disposal of FT's interests in Crown Castle and its Affiliates.

             "Permitted Legends" has the meaning set forth in Section 3(v).

             "Permitted Transfer Restrictions" has the meaning set forth in
Section 3(v).

             "Purchased Securities" means the Common Shares specified on
Schedule I hereto.

             "Securities Act" means the U.S. Securities Act of 1933, as amended.

             "Swap Agreement" means the Confirmation for Equity Swap Transaction between Counterparty and Salomon, dated as of July 5, 2000, as amended and supplemented from time to time.

             "Transfer Restriction" means, with respect to any security, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or to enforce the provisions thereof or of any document related thereto, whether set forth in such security itself or in any document related thereto or arising by operation of law, including, without limitation, such conditions or restrictions arising under U.S. federal or state securities laws or securities laws of other jurisdictions.

             "Settlement Date" means the date hereof.

             "$" means the lawful currency of the United States of America.

             (b) The terms "herein," "hereof" and "hereunder" and other words of similar import appearing in this Agreement refer to this Agreement as a whole and not to any particular section, paragraph or subsection. References in this Agreement to a section, paragraph or subsection shall be to a section, paragraph or subsection, as the case may be, of this Agreement unless otherwise indicated. The section titles and headings in this Agreement appear as a matter of convenience only and shall not affect the interpretation of this Agreement.

              Section 2. Purchase and Sale.

             Subject to the terms and conditions of this Agreement, Counterparty hereby agrees to sell, and Salomon hereby agrees to purchase, the Purchased Securities on the Settlement Date for a purchase price equal to the Aggregate Purchase Price.

             Section 3. Representations, Warranties and Agreements of Counterparty.

             Each of FT and Counterparty hereby represents, warrants and agrees as of the Settlement Date that:

                    (i) It has been duly organized and is validly existing as a company organized under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business and perform its obligations under this Agreement. Counterparty is wholly owned, directly or indirectly, by FT.

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                    (ii) The execution and delivery of this Agreement have been duly authorized by all necessary corporate or other action by it, and this Agreement has been duly executed and delivered by it and constitutes its valid, binding and enforceable agreement, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

                    (iii) Other than filings required under applicable securities laws and the consent of the United Kingdom Office of Fair Trading, neither the execution, delivery or performance of this Agreement by it nor the consummation by it of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or any other person, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound the result of which would have a material adverse effect on the business, operations or financial condition of the FT Group taken as a whole or its ability to fulfill its obligations under, or consummate the transactions contemplated by, this Agreement or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental Entity applicable to it or any of its properties or assets the violation of which would have a material adverse effect on the business, operations or financial condition of the FT Group taken as a whole or its ability to fulfill its obligations under, or consummate the transactions contemplated by, this Agreement.

                    (iv) Neither it nor any of its Affiliates is (A) an "affiliate" of Crown Castle within the meaning of the Securities Act or
       (B) an officer, director or, individually or in the aggregate, a beneficial owner of more than 10% of any class of equity securities of Crown Castle required to file reports pursuant to Section 16(a) of the Exchange Act.

                    (v) (A) Counterparty is the record and beneficial owner of the Purchased Securities, free and clear of any Encumbrances, (B) the Purchased Securities are not subject to any Transfer Restrictions, other than the Transfer Restrictions described in the legends provided for in
       Section 4.02(g) of the Disposition Agreement (the "Permitted Transfer Restrictions", and such legends, the "Permitted Legends"), and (C) upon the transfer of the Purchased Securities to Salomon as provided herein, Salomon will be the record owner of the Purchased Securities, free and clear of any Encumbrances or Transfer Restrictions, other than the Permitted Transfer Restrictions.

                    (vi) Neither it nor any of its Affiliates is in possession of any material nonpublic information concerning Crown Castle or its Affiliates.

                    (vii) Salomon's holding period(s) for the Common Shares purchased hereunder, determined in accordance with Rule 144 under the Securities Act, commenced on the dates specified in Schedule I.

                    (viii) It is in compliance with all of its obligations under the Disposition Agreement, the Disposition Agreement (including, without limitation, the registration rights provided thereunder) is in full force and effect, and upon the transfer of the Purchased Securities to Salomon hereunder and Salomon's executing a counterpart to the Disposition Agreement, Salomon shall be entitled to the benefit of the provisions of the Disposition Agreement applicable


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       to a "Financial Institution" (as defined in the Disposition Agreement)
       with respect to the Purchased Securities.

                    (ix) No part of the amounts received by Counterparty under this Agreement or the Swap Agreement will be used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying margin stock (as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System).

                    (x) It has sufficient knowledge and expertise to enter into this Agreement and is entering into this Agreement in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by Salomon or Salomon's affiliates. It has made its own independent decision to enter into this Agreement, is acting at arm's length and is not relying on any communication (written or oral) of Salomon or Salomon's affiliates as a recommendation or investment advice regarding this Agreement. It has the capability to evaluate and understand (on its own behalf or through independent professional advice), and does understand, the terms, conditions and risks of this Agreement and is willing to accept those terms and conditions and to assume (financially and otherwise) those risks. Counterparty acknowledges and agrees that neither Salomon nor any of Salomon's affiliates is acting as a fiduciary or advisor to it in connection with this Agreement.

                    (xi) It has provided Salomon with copies of all information or documents relating to the Purchased Securities reasonably requested by Salomon.

                    Section 4. Representations, Warranties and Agreements of Salomon.


                    Salomon hereby represents, warrants and agrees as of the Settlement Date that:

                    (i) Salomon has been duly organized and is validly existing as a company incorporated under the laws of England and Wales, with full power and authority to conduct its business and perform its obligations under this Agreement.

                    (ii) The execution and delivery of this Agreement have been duly authorized by all necessary corporate or other action by Salomon, and this Agreement has been duly executed and delivered by Salomon and constitutes the valid, binding and enforceable agreement of Salomon, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

                    (iii) Salomon is an "accredited investor" within the meaning of Regulation D under the Securities Act and a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act. Salomon is acquiring the Purchased Securities for its own account (or the account of an affiliate) and not with a view to the distribution thereof within the meaning of the Securities Act, it being understood that the foregoing representation shall not limit the right of Salomon to resell the Purchased Securities as contemplated in the Swap Agreement. Salomon acknowledges that the Purchased Securities cannot be resold (A) unless registered under the Securities Act or in a transaction exempt from or not subject to the registration requirements of the Securities Act and (B) in compliance with the applicable provisions of the Disposition Agreement.

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             Section 5. Conditions Precedent.


             (a) The obligations of Salomon hereunder are subject to the satisfaction or waiver of the following conditions precedent:

                    (i) The representations and warranties of FT and Counterparty hereunder shall be true and correct as of the Settlement Date.

                    (ii) Each of FT and Counterparty shall have complied with all of its covenants and agreements hereunder to be performed by it on or prior to the Settlement Date.

                    (iii) FT and Counterparty shall have obtained all required approvals of the United Kingdom Director General of Fair Trading under the terms of the Letter of Undertakings for the sale of the Purchased Securities to Salomon hereunder and the entry of Counterparty and Salomon into the Swap Agreement.

                    (iv) Counterparty shall have executed and delivered the Swap Agreement.

                    (v) Crown Castle shall have delivered to Salomon a certificate satisfactory to Salomon stating the number of outstanding Common Shares as of the Settlement Date, and the number of Purchased Securities shall represent less than 10% of such number.

                    (vi) FT and Counterparty shall have delivered to Salomon
       (A) an opinion of counsel satisfactory to Salomon to the effect that Counterparty is not, as of the Settlement Date, an "affiliate" of Crown Castle within the meaning of the Securities Act and covering such other matters concerning this Agreement and the Swap Agreement as Salomon shall reasonably request, and (B) such other certificates and documents as Salomon shall have reasonably requested.

             (b) The obligations of Counterparty hereunder are subject to the satisfaction or waiver of the following conditions precedent:

                    (i) The representations and warranties of Salomon hereunder shall be true and correct as of the Settlement Date.

                    (ii) Salomon shall have complied with all of Salomon's
              covenants and agreements hereunder to be performed by Salomon on or prior to the Settlement Date.

                    (iii) Salomon shall have executed a counterpart to the
              Disposition Agreement in its capacity as a Financial Institution, as provided under the terms of the Disposition Agreement.

                    (iv) Salomon shall have executed and delivered the Swap
              Agreement.

             Section 6. Settlement.


             (a) Subject to Section 5 of this Agreement, no later than 10 a.m., New York time, (or such other time agreed by the parties) on the Settlement Date, Counterparty shall deliver the Purchased Securities to Salomon and Salomon shall pay to Counterparty the Aggregate Purchase Price, as further provided in subsections (b) and (c) below.

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             (b) Counterparty shall deliver or cause the delivery to or at the direction of Salomon of certificates representing the Purchased Securities registered in such names as Salomon shall request, with all necessary stock issuance or transfer tax stamps affixed thereto, free and clear of all Encumbrances and Transfer Restrictions (other than the Permitted Transfer Restrictions) and without any legends thereon (other than the Permitted Legends). Counterparty shall use reasonable efforts to cause the transfer of the Purchased Securities to be registered on the books of Crown Castle and any applicable transfer agent.

             (c) The Aggregate Purchase Price shall be paid by wire transfer of immediately available funds to the account of Counterparty designated in writing to Salomon prior to the Settlement Date; provided that Salomon shall be entitled to delay payment of the Aggregate Purchase Price until such time as Salomon or its designee shall have received one or more certificates, registered in its name, representing all the Purchased Securities.

             Section 7. Indemnification; Contribution; Expenses.


             (a) Counterparty and FT agree, jointly and severally (each, in such capacity, an "Indemnifying Party"), to indemnify and hold harmless Salomon, its affiliates, their respective directors, officers and employees and each person who controls Salomon or its affiliates within the meaning of either the Securities Act or the Exchange Act (each, an "Indemnified Party") against, and each Indemnifying Party agrees that no Indemnified Party shall have any liability to the Indemnifying Parties or any of their affiliates, officers, directors, or employees for, any liability (whether direct or indirect, in contract, tort or otherwise) for, any losses, claims, damages, liabilities or expenses, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened) (A) arise out of or relate to the breach by an Indemnifying Party of any provision hereunder or the failure of any representation by an Indemnifying Party to have been true and correct when made, or from an allegation by a third party (other than an Indemnified Party) that an Indemnifying Party acted or failed to act in a manner that, as alleged, would have constituted such a breach or failure, (B) arise out of or relate to actions or failures to act by an Indemnified Party with the consent of, at the direction of or in reliance on an Indemnifying Party, or (C) otherwise arise out of or relate to this Agreement or the purchase and sale of the Purchased Securities hereunder; provided that clause (A) shall not apply to the extent, but only to the extent, that a false allegation regarding the breach or failure by an Indemnifying Party resulted primarily from the gross negligence or willful misconduct of an Indemnified Party; provided, further, that clauses
(B) and (C) shall not apply to the extent, but only to the extent, that any losses, claims, damages, liabilities or expenses of an Indemnified Party have resulted from the gross negligence or willful misconduct of an Indemnified Party. Each Indemnifying Party jointly and severally agrees, promptly on demand, to reimburse each such Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action. This indemnity agreement will be in addition to any liability which the Indemnifying Parties may otherwise have and will survive the delivery of the Purchased Securities and the termination of this Agreement.

             (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against an Indemnifying Party under subsection (a) above, notify such Indemnifying Party in writing of the commencement thereof, but the omission so to notify an Indemnifying Party will not relieve such Indemnifying Party from any liability which it may have to any Indemnified Party otherwise than under subsection (a) or, in respect of subsection (a), to the extent that such Indemnifying Party was not materially prejudiced by such failure to notify. In case any such action is brought against any


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Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, such Indemnifying Party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party to assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided that if the defendants in any such action include both the Indemnified Party and an Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to such Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to represent such Indemnified Party or parties. Upon receipt of notice from an Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of counsel, such Indemnifying Party will not be liable to such Indemnified Party under subsection (a) above for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (A) the Indemnified Party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Parties shall not be liable for the expenses of more than one separate counsel (in addition to local counsel), representing the Indemnified Parties who are parties to such action), (B) an Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (C) an Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of such Indemnifying Party; and except that, if clause (A) or (C) is applicable, such liability shall be only in respect of the counsel referred to in such clause (A) or (C). An Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, the Indemnifying Parties agree, jointly and severally, to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. An Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising from such proceeding.

             (c) If for any reason the indemnification pursuant to subsection
(a) above is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Indemnifying Parties shall contribute, jointly and severally, to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by Counterparty, on the one hand, and such Indemnified Party, on the other, pursuant to this Agreement or any related transactions or, to the extent such allocation is unavailable for any reason, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Indemnifying Parties and such Indemnified Party with respect to such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by Counterparty, on the one hand, and such Indemnified Party, on the other, shall be in the same proportion as the Aggregate Purchase Price bears to the market value of the Swap Agreement to Salomon on the date hereof (as reasonably determined by Salomon).

             (d) FT and Counterparty agree, jointly and severally, (i) to bear all transfer and issuance taxes, if any, imposed on the purchase and sale of the Purchased Securities hereunder and (ii) to reimburse, promptly upon demand, the reasonable expenses of Salomon and its affiliates incurred in the negotiation and documentation of this Agreement and the Swap Agreement (including, without limitation, the reasonable fees, expenses and disbursements of Salomon's and such affiliates' counsel).

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             Section 8. Tax Matters.


             (a) Counterparty, FT and Salomon each agree to treat the transactions contemplated by this Agreement and the Swap Agreement for U.S. federal, state and local income tax purposes only as a single integrated transaction (the "Transaction") constituting a loan by Salomon to Counterparty secured by the Purchased Securities (but for all other purposes as a sale and an equity swap and not, for the avoidance of doubt, as a transaction by which beneficial ownership of the Purchased Securities shall rest in Counterparty or
FT). Counterparty, FT and Salomon each agree to report the Transaction as a loan on any U.S. federal, state and local tax return or filing it may submit, and agree not to take any position on such return or filing, or take any other U.S. federal, state or local tax reporting position, inconsistent with the treatment of the Transaction as a loan.

             (b) Counterparty and FT agree, jointly and severally, to satisfy any and all tax payment obligations that may arise in connection with the sale of the Purchased Securities and will make all of the required tax payments directly to the relevant tax authorities.

             (c) Counterparty and FT agree, jointly and severally, to indemnify and save Salomon harmless from any and all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed on Salomon, and any costs or expenses that Salomon may incur, in respect of U.S. withholding taxes due on any payments from Salomon to Counterparty under this Agreement.

             (d) Upon receipt by Salomon of notice of any claim by or dispute with the U.S. taxing authority relating to taxes covered by this Section 8, Salomon will notify Counterparty of such notice or claim promptly but in any event within fifteen (15) days; provided, however, that Salomon's failure to notify Counterparty of such notice or claim shall not relieve Counterparty or FT from any liability under this Section 8 except to the extent Counterparty or FT, as the case may be, has been materially prejudiced by such failure.

             (e) Salomon will have the right to determine, in its sole discretion but in consultation with Counterparty, whether to contest any claim for which it would be indemnified pursuant to this Section 8; provided that Salomon will not unreasonably reject a request by Counterparty to contest such claim or dispute. Salomon retains the right to conduct in its sole discretion the defense of any claim or dispute for which it would be indemnified pursuant to this Section 8, although Salomon hereby agrees to consult with Counterparty in connection therewith while making Salomon's best efforts to take into account both the interest of Citigroup Inc. and the interest of Counterparty in such contest (although, as described above, any decisions relating to the conduct of the defense will be made by Salomon in its sole discretion). Salomon and Counterparty hereby stipulate that a decision not to contest a claim would be unreasonable if the specific issue to be contested is whether the Common Shares are "regularly traded" within the meaning of Regulation Section 1.897- 9T(d), and, Salomon will consult with Counterparty in all material aspects of the planning of the defense strategy and in all material decisions relating to the conduct of the defense while making Salomon's best efforts to take into account both the interest of Citigroup Inc. and the interest of Counterparty in such contest (although, as described above, any decisions relating to the conduct of the defense will be made by Salomon in its sole discretion).

             (f) Upon a reasonable request by the other, Salomon, on the one hand, and Counterparty and FT, on the other hand, will make available to the other and to any U.S. federal tax authority, all information, records or documents relating to any taxes covered by this Section 8. Each of Salomon, Counterparty and FT will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

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             (g) Notwithstanding anything to the contrary in this Agreement, all obligations under this Section 8 shall survive and continue until 30 days following the expiration of the applicable statute of limitations or extensions thereof.

             Section 9. Notices.


             All communications hereunder will be in writing and effective only upon receipt and, if sent to Salomon, will be mailed, delivered or telefaxed to Salomon Brothers International Limited, Victoria Plaza, 111 Buckingham Palace Road, London SW1W 0SB, England, Attention: Jason Shrednick, Facsimile:
44-20-7721-4363; if sent to Counterparty, will be mailed, delivered or telefaxed to Transmission Future Networks B.V., Strawinskylaan 3501, 1077ZX Amsterdam, Netherlands, Attention: Gregory Richardson, Facsimile: 31-2-07-10-50-01, with a copy to FT; and if sent to FT, will be mailed, delivered or telefaxed to France Telecom, Direction Juridique et Fiscale, 6 place d'Alleray, 75505 Paris Cedex 15, France, Attention: Jean-Philippe Roulet, Facsimile: 33-1-44-44-03-67, with a copy to France Telecom, Direction des Operations de Fusions et Acquisitions, 6 place d'Alleray, 75505 Paris Cedex 15, France, Attention: Olivier Froissart,
Facsimile: 33-1-44-44-11-61.

             Section 10. Miscellaneous.

             (a) Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

             (b) APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY PROVISIONS RELATING TO CONFLICTS OF LAW.

             (c) Submission to Jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan in New York City and the United States District Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

             (d) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SALOMON OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

             (e) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any action, suit or proceedings relating to this Agreement ("Proceedings") in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings; provided that such waiver shall not apply to the assets of FT that are allocated to its


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public service mission, in accordance with the provisions of Article 23-1 of Act
No. 90-568, dated July 2, 1990, as amended by Act No. 96-660, dated July 26, 1996, to the extent required by such provisions.

             (f) Service of Process. Each of Counterparty and FT shall irrevocably appoint and maintain so long as it has any obligation under this Agreement an agent in New York City to receive, for it and on its behalf, service of process in any Proceedings, and shall promptly notify Salomon of the name and address of such agent and of any change thereof. In addition, each of Counterparty and FT consents to service of process given in the manner provided for notices in Section 9. Nothing in this Agreement will affect the right of Salomon to serve process in any other manner permitted by law.

             (g) Entire Agreement. This Agreement together with the Swap Agreement, the Disposition Agreement and the Guaranty, dated as of the date hereof, by FT in favor of Salomon, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all oral communication and prior writings with respect thereto.

             (h) Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected thereby.

             (i) Amendment. No amendment or modification in respect of this Agreement will be effective unless in writing and executed by each of the parties.

             (j) Waivers. No waiver of any provision hereunder shall be effective unless in writing and signed by the party against whom it is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights and remedies provided by law.

             (k) Specific Performance. The parties acknowledge that money damages will not be a sufficient remedy for breach of this Agreement and that the parties hereto may obtain specific performance or other injunctive relief, without the necessity of posting a bond or security therefor.

             (l) Assignments. This Agreement shall be binding on and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign or transfer its rights or obligations hereunder without the prior written consent of the other; provided that Salomon may assign its right to receive delivery of the Purchased Securities to one or more of its Affiliates.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                  TRANSMISSION FUTURE NETWORKS B.V.


                                  By: /s/ GIDEON JOHANNES VAN DER PLOEG
                                      ------------------------------------
                                      Name:  Gideon Johannes van der Ploeg
                                      Title: Managing Director


                                  FRANCE TELECOM S.A.


                                  By:  /s/ ERIC BOUVIER
                                      ------------------------------------
                                      Name: Eric Bouvier
                                      Title: Senior Vice President


                                  SALOMON BROTHERS INTERNATIONAL LIMITED


                                  By: /s/ THOMAS PETRONE
                                     -------------------------------------
                                  Name: Thomas Petrone
                                  Title: Managing Director

                                   Schedule I

                              Purchased Securities

                                                        Date of Commencement of
      Security                Number                         Holding Period
-------------------------------------------------------------------------------
Common Shares               270,036 shares                      August 21, 1998
-------------------------------------------------------------------------------
Common Shares               17,443,500 shares                   Settlement Date
-------------------------------------------------------------------------------






                                       I-1